ProPhase Labs Reports Financial Results

for the Three and Nine Months Ended September 30, 2013

DOYLESTOWN, Pennsylvania – November 13, 2013.  ProPhase Labs, Inc. (NASDAQ: PRPH, www.ProPhaseLabs.com) today reported its net sales increased $534,000 to $5.9 million for the three months ended September 30, 2013 compared to $5.4 million for the three months ended September 30, 2012. The Company realized net income of $1.2 million for the three months ended September 30, 2013, or $0.08 per share, compared to net income of $1.1 million, or $0.07 per share, for the three months ended September 30, 2012.

Results for the third quarter of 2013 compared to the third quarter of 2012 principally reflect the net effect of (i) an increase in gross profit of $418,000, offset by (ii) an increase in research and development costs of $16,000, (iii) an increase in sales and marketing expenses of $56,000 and (iv) an increase of $183,000 in administration costs due principally to an increase in legal and professional costs.

The Company’s sales are derived principally from its over-the-counter (“OTC”) cold remedy products. As a consequence, a significant portion of our business is highly seasonal, which causes major variations in operating results from quarter to quarter.

The Company generated net sales for the nine months ended September 30, 2013 of $15.4 million, an increase of $2.1 million, or 15.8%, compared to $13.3 million for the nine months ended September 30, 2012. The Company incurred a net loss for the nine months ended September 30, 2013, of $193,000, or ($0.01) per share, compared to a net loss of $1.5 million, or ($0.10) per share, for the nine months ended September 30, 2012.

Results for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012 principally reflect the net effect of (i) an increase in net sales of $2.1 million, (ii) a decrease in research and development costs of $469,000, offset by (iii) an increase in sales and marketing expense of $131,000 and (iv) an increase of $503,000 in administration costs due principally to an increase in legal and professional costs.

The revenue growth we realized for the first nine months of fiscal 2013, as compared to the first nine months of 2012, was in part attributable to the success of our marketing efforts to increase consumer awareness to the benefits of Cold-EEZE® Cold Remedy products and generate increased demand for Cold-EEZE®.  In addition, the timing, stocking and ultimate level of demand of retailer purchases of our OTC cold remedy products are affected by the change in the timing and the comparative severity of the respective cold season as well as the effects of the timing and scope of our marketing and promotional efforts to increase consumer awareness and to influence purchaser decisions.

Ted Karkus, ProPhase Labs' Chairman and CEO stated, “Our strategic focus to grow our top line revenues for our flagship Cold-EEZE® brand continues to be realized by our Company.  We are achieving growth through increased demand for our Cold-EEZE® Cold Remedy line of products.  This includes several successful national rollouts of our new premium products which include new delivery forms – lozenges, oral sprays and QuickMelts® – to shorten the duration of the common cold.    We are efficiently leveraging our marketing dollars and leveraging our distribution platform with our product line expansion initiatives.

We are ultimately impacted by the incidence of upper respiratory illness which is off to a slower start for the 2013-2014 cold season.  However, we are well positioned to meet the needs of our retail partners and Cold-EEZE® consumers.  In July 2013, we began shipping two new additions to our QuickMelts® delivery form: Cold-EEZE® Cold Remedy Plus Natural Immune Support + Natural Energy and Cold-EEZE® Cold Remedy Plus Natural Immune Support. These new products are not new flavors of lozenges but rather Cold-EEZE® products in new delivery forms that shorten the duration of the common cold as well as provide additional immune support health benefits.  As evidenced in our most recent financial results, we continue to make excellent progress toward our long term strategy of increasing the value of the Cold-EEZE® Cold Remedy brand and the value of our Company to the benefit of all shareholders.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® zinc gluconate lozenges are clinically proven to significantly reduce the duration of the common cold. Cold-EEZE® customers include leading national retailers, chain food, drug and mass merchandise stores, wholesalers and distributors, as well as independent pharmacies. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® lozenges and fulfill other contract manufacturing opportunities. ProPhase also owns 50% of Phusion Laboratories, LLC (“Phusion”). Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds. Phusion will formulate and test products to exploit market opportunities within ProPhase’s robust over-the-counter distribution channels. For more information visit us at www.ProPhaseLabs.com.

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Press Only Contact	Investor Contact
Laura Maxey	Ted Karkus, Chairman and CEO
5W Public Relations	ProPhase Labs, Inc.
Tel: (212) 452-6400	(215) 345-0919 x 0
lmaxey@5wpr.com

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012

Net sales	$5,949	$5,415	$15,430	$13,328
Cost of sales	2,132	2,016	5,346	4,763
Gross profit	3,817	3,399	10,084	8,565

Operating expenses:
Sales and marketing	1,091	1,035	5,163	5,032
Administration	1,309	1,126	4,530	4,027
Research and development	181	165	586	1,055
	2,581	2,326	10,279	10,114

Income (loss) from operations	1,236	1,073	(195)	(1,549)

Interest and other income	-	1	2	6
Income (loss) before income taxes	1,236	1,074	(193)	(1,543)

Income tax (benefit) (Note 5)	-	-	-	-

Net income (loss)	$1,236	$1,074	$(193)	$(1,543)

Basic income (loss) per share:
Net income (loss)	$0.08	$0.07	$(0.01)	$(0.10)

Diluted income (loss) per share:
Net income (loss)	$0.08	$0.07	$(0.01)	$(0.10)

Weighted average common shares outstanding:
Basic	15,860	14,836	15,819	14,804
Diluted	16,307	14,981	15,819	14,804

PROPHASE LABS, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(in thousands)

(unaudited)

	September 30,	December 31,
	2013	2012

Cash and cash equivalents	$751	$572
Accounts receivable	$4,445	$5,409
Inventory	$3,273	$2,051
Total current assets	$10,579	$10,719
Total assets	$16,667	$16,661

Total current liabilities	$4,741	$4,910
Other long term obligations	$300	$300
Total stockholders' equity	$11,626	$11,451